EXHIBIT 10.33

                                                                  EXECUTION COPY

                              AMENDED AND RESTATED
                    LOAN ASSUMPTION AND FORBEARANCE AGREEMENT

            THIS AMENDED AND RESTATED LOAN ASSUMPTION AND FORBEARANCE AGREEMENT (this "Amendment") made and entered into as of April 4, 2001 by and among MICHAEL J. DONAHUE, an individual having an address at 395 Hudson Street, 6th Floor, New York, New York 10014 ("Borrower"), Excalibur Polo Farm, L.L.C., a Florida limited liability company ("Excalibur"), and J NET VENTURES I LLC, a Delaware limited liability company (the "Lender"), amends and restates that certain Loan Assumption and Forbearance Agreement (the "Agreement") dated as of October 12, 2000 by and between Borrower and Lender.

                                   WITNESSETH:

            WHEREAS, Borrower is a party to a Loan Agreement, dated October 13, 1999 (the "Loan Agreement"), between Salomon Smith Barney Inc. ("SSB") and Borrower, pursuant to which SSB agreed to loan (the "Loan") Borrower, on a demand basis, up to U.S. $14 million.

            WHEREAS, the Lender agreed to assume the Loan from SSB and to not call a demand under the Loan on October 12, 2000.

            WHEREAS, Lender expressly assumed all rights and obligations of J Net Enterprises, Inc. (f/k/a Jackpot Enterprises, Inc.), a Nevada corporation ("Jackpot"), acting as Lender's agent in connection with the Agreement, under an Assignment and Assumption Agreement, dated as of October 13, 2000, between Lender and Jackpot.

            WHEREAS, U.S. $12,672,285, representing U.S. $12,445,500, principal amount outstanding under the Loan as of the date of the Agreement plus Compounded Interest (as defined below) accrued thereon through December 31, 2000 but excluding interest owing but unaccrued through the date hereof, remains outstanding under the Loan.

            WHEREAS, Lender has agreed to loan Borrower, on a demand basis, up to U.S. $72,000 (the "Expense Reimbursement") in order to pay certain fees and expenses payable by Borrower in connection with his obligations hereunder.

            WHEREAS, the Loan is presently secured by 4,270,406 shares of common stock of InterWorld Corporation (the "Stock Collateral") owned of record and beneficially by Borrower, which security interest has been perfected by SSB by virtue of SSB's physical possession.

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            WHEREAS, Borrower granted a security interest in the Additional
Collateral (as defined below) to Lender on the date of the Agreement and wishes to make Excalibur a party to the Agreement.

            WHEREAS, Excalibur, is the record owner of the Additional Collateral (as defined below) set forth on Schedule I hereto under a warranty deed dated as of February 16, 2000 and Excalibur wishes to grant a security interest in the Additional Collateral to Lender as evidenced by the Mortgage (as defined below) and become a party to the Agreement.

            WHEREAS, the parties hereto desire to amend and restate the Agreement.

            NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto represent and agree as follows:

            1. Definitions.

      For purposes of this Amendment the following capitalized terms shall have the meanings set forth below:

            1.1 "Additional Collateral" shall have the meaning set forth in
Section 3.2 of this Amendment.

            1.2 "Business Day" shall mean any day on which commercial banks are not authorized or required to close in New York, New York.

            1.3 "Collateral" shall mean the Stock Collateral and the Additional Collateral.

            1.4 "Contractual Obligation" of any Person shall mean, any indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

            1.5 "Default" shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

            1.6 "Event of Default" shall have the meaning set forth in Section
8.1 of this Amendment.

            1.7 "Governmental Authority" shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.


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            1.8 "Governmental Rule" shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

            1.9 "Indebtedness" of any Person shall mean and include the aggregate amount of, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with generally accepted accounting principles), (d) all obligations under capital leases of such Person, (e) all obligations or liabilities of others secured by alien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all guaranties of such Person of the obligations of another Person, (g) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement upon an event of default are limited to repossession or sale of such property), (h) net exposure under any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered to in connection with a bona fide hedging operation that provides offsetting benefits to such Person, which agreements shall be marked to market on a current basis,
(i) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit and (j) all tax obligations owed or expected to be owed to any Governmental Authority.

            1.10 "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

            1.11 "Loan" shall have the meaning set forth in the preamble of this Amendment.

            1.12 "Obligations" shall mean and include all loans, advances, debts, liabilities, and obligations (including without limitation the Loan and the Expense Reimbursement), owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Amendment or the other Operative Documents, including, without limitation, all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by Borrower hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

            1.13 "Operative Documents" shall mean, collectively, this Amendment, the Agreement, the Call/Profit Participation Agreement, dated as of October 12, 2000, by and


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between Borrower and Lender (the "Call Agreement"), the Assignment and
Assumption Agreement, dated as of October 12, 2000, by and between SSB and Lender, the Loan Agreement and any documents relating to the perfection of any security interest contemplated by this Amendment or any of the other Operative Documents.

            1.14 "Permitted Liens" shall mean and include: (a) Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of Lender for the eventual payment thereof if subsequently found payable; (b) Liens of carriers, warehousemen, mechanics, material men, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Lender for the eventual payment thereof if subsequently found payable; (c) a commercially reasonable mortgage on the Additional Collateral in an amount not to exceed U.S. $800,000 which shall be used as more fully described in Section 4.12 and (d) Liens in favor of Lender.

            1.15 "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

            1.16 "Requirement of Law" applicable to any Person shall mean (a) the articles or certificate of incorporation, bylaws or other governing documents of such Person, (b) any Governmental Rule applicable to such Person,
(c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person and (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            2. Loan; Interest.

            2.1 Jackpot, as agent for Lender, initially assumed the Loan from SSB and paid SSB an amount equal to the amount then outstanding under the Loan on the date of the Agreement. Lender and Borrower hereby agree that the Loan Agreement and the Agreement are amended and restated in their entirety as provided herein. The rate of interest on the Loan shall be 8% per annum, accruing from the date of the Agreement, payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year commencing December 31, 2000 (each such date, an "Interest Payment Date") until Borrower's outstanding Loan balance has been repaid in full, whether before or after demand or termination of this Amendment. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial period shall be computed on the basis of the actual number of days elapsed in a 360-day year of twelve months. In lieu of the payment of interest due on each such Interest Payment Date, Borrower may defer such payment of interest for a period not to exceed the term of the Loan. To the extent permitted by applicable law, interest, the payment of which has been deferred pursuant to the immediately preceding sentence, will bear interest thereon at 8% per annum compounded quarterly for each quarter of


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deferred interest payments ("Compounded Interest"). Upon payment in full of the outstanding Loan balance, Borrower also shall pay any and all interest accrued but unpaid on the Loan, including any Compounded Interest that shall be payable to Lender on such date.

            2.2 Borrower agrees to use the Expense Reimbursement in connection with the payment of all fees and expenses contemplated in Section 3.2 and
Section 11.3 payable by Borrower hereunder. The rate of interest on the Expense Reimbursement shall be 8% per annum, accruing from the date of this Amendment, payable quarterly in arrears on each Interest Payment Date commencing March 31, 2001 until Borrower's outstanding Expense Reimbursement balance has been repaid in full, whether before or after demand or termination of this Amendment. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial period shall be computed on the basis of the actual number of days elapsed in a 360-day year of twelve months. In lieu of the payment of interest due on each such Interest Payment Date, Borrower may defer such payment of interest for a period not to exceed the term of the Loan. To the extent permitted by applicable law, interest, the payment of which has been deferred pursuant to the immediately preceding sentence, will bear Compounded Interest. Upon payment in full of the outstanding Expense Reimbursement balance, Borrower also shall pay any and all interest accrued but unpaid on the Expense Reimbursement, including any Compounded Interest that shall be payable to Lender on such date.

            3. Security Interests.

            3.1 Continued Security Interest. Borrower acknowledges that Lender succeeded to SSB's security interest under the Loan Agreement with respect to the Stock Collateral in connection with the Agreement. Borrower further acknowledges that Lender shall undertake to make all necessary filings with state and federal agencies in order to perfect such security interest.

            3.2 Grant of Additional Security Interest. As additional collateral security for the Obligations, Excalibur hereby grants to Lender a continuing security interest in and to the real property set forth on Schedule I and any other Mortgaged Property (as defined in the Mortgage of even date herewith between Excalibur and Lender (the "Mortgage") in the form attached as Exhibit B hereto) (the "Additional Collateral"). Concurrently with the execution of this Amendment, Excalibur shall execute the Mortgage and shall pay the expenses for the filing of such Mortgage; provided, however, that Lender shall loan such expenses to Borrower as provided in Section 2.2. Borrower and Excalibur each agrees to execute any other document reasonably requested by the Lender to perfect its security interest in the Collateral. Nothing contained in this section, however, shall give rise to any obligation, or create any security interest, that would constitute a default, or a basis for default, under any existing mortgage or loan to which Borrower or Excalibur is directly or indirectly a party. To the extent that the grant of any additional security interest hereunder requires the Borrower or Excalibur to obtain the consents of any lender, Borrower and Excalibur shall not be obligated to grant such additional security interest unless and until such consent is obtained. Borrower and Excalibur each shall use reasonable efforts to obtain such consents.


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            3.3 Liabilities Unconditional. Borrower and Excalibur each is and shall remain absolutely and unconditionally jointly and severally liable for the performance of their respective obligations under the Operative Documents, including without limitation any deficiency by reason of the failure of the Collateral to satisfy all amounts due Lender under the Loan, the Expense Reimbursement or pursuant to any other Operative Document.

            4. Representations and Agreements of Borrower and Excalibur. Borrower and Excalibur each jointly and severally represents to Lender as follows, and Borrower and Excalibur each jointly and severally agrees that the following representations will continue to be true, and that Borrower and Excalibur each jointly and severally will comply with all of the following agreements throughout the term of this Amendment:

            4.1 Enforceability. Each Operative Document executed, or to be executed, by Borrower or Excalibur has been, or will be, duly executed and delivered by Borrower and Excalibur, as the case may be, and constitutes, or will constitute, a legal, valid and binding obligation of Borrower and Excalibur, as the case may be, enforceable against each of Borrower and Excalibur, as the case may be, in accordance with its terms.

            4.2 Non-Contravention. To the best knowledge and belief of each of Borrower and Excalibur, respectively, the execution and delivery by each of Borrower and Excalibur, as the case may be, of the Operative Documents executed by each of Borrower and Excalibur, as the case may be, and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate any Requirement of Law applicable to Borrower or Excalibur, as the case may be, (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of Borrower or Excalibur, as the case may be, or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower or Excalibur, as the case may be, (except such Liens as may be created in favor of Lender pursuant to this Amendment or the other Operative Documents).

            4.3 Approvals. Other than as may be required in connection with the Mortgage, neither Borrower nor Excalibur knows of any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) required in connection with the execution and delivery of the Operative Documents executed by Borrower or Excalibur, as the case may be, and the performance and consummation of the transactions contemplated thereby.

            4.4 Name; Places of Residence The name of Borrower set forth in this Amendment is his correct name. The address set forth on Schedule II hereto is Borrower's residential address. Borrower will give Lender at least 15 days prior written notice before locating any of the Additional Collateral at any other location.

            4.5 Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of Borrower or Excalibur,


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threatened against Borrower or Excalibur, as the case may be, at law or in equity in any court or before any other Governmental Authority which if adversely determined (i) could reasonably be expected (alone or in the aggregate) to result in a judgment of $100,000 or more or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower or Excalibur, as the case may be, of the Operative Documents or the transactions contemplated thereby.

            4.6 Title. Borrower and Excalibur, as the case may be, have good and marketable title to all Collateral, free and clear of all Liens, other than Permitted Liens. Each item of Additional Collateral constitutes real property.

            4.7 Collateral. Except as otherwise contemplated herein or as consented to by Lender, Lender has and will at all times continue to have a first-priority perfected security interest in all of the Collateral. Borrower and Excalibur, as the case may be, will immediately advise Lender in writing of any material loss or damage to any of the Additional Collateral set forth on
Schedule I hereto.

            4.8 Taxes; Compliance with Law. Borrower and Excalibur, as the case may be, have filed, and will file, when due, all tax returns and reports required by applicable law, and, upon the sale of the real property set forth on
Schedule II hereto as provided in Section 4.13 and the procurement of a mortgage as contemplated in Section 4.12, Borrower and Excalibur, as the case may be, will have paid, and will pay, when due, all taxes, assessments, deposits and contributions now or in the future owed by Borrower and Excalibur, as the case may be. Borrower and Excalibur, as the case may be, have complied, and will comply, in all material respects, with all applicable tax laws, rules and regulations.

            4.9 Insurance. Borrower and Excalibur, as the case may be, will at all times adequately insure all of the Additional Collateral and name Lender as an additional insured thereon.

            4.10 Indebtedness. Borrower and Excalibur have each set forth all of their respective aggregate Indebtedness in excess of $50,000 on Schedule III hereto and each jointly and severally agrees to extinguish all of such Indebtedness on or before December 31, 2001. During the term of this Amendment, neither Borrower nor Excalibur shall incur, nor shall they allow to have incurred, additional aggregate Indebtedness in excess of U.S. $50,000.

            4.11 Financial Statements. Commencing on the date hereof, Borrower and Excalibur each agree, not later than thirty days after the end of each fiscal quarter, to provide Lender quarterly financial statements in a form reasonably acceptable to Lender, providing, without limitation, detailed information relating to each of Borrower's and Excalibur's assets and liabilities, cash flows and income.

            4.12 Actions with Respect to the Additional Collateral. Except for a first mortgage in an amount not to exceed U.S. $800,000, the proceeds of which shall be used to pay


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any Indebtedness set forth on Schedule III hereto, neither Borrower nor
Excalibur shall further encumber the Additional Collateral.

            4.13 Actions with Respect to Real Property. In the event Borrower sells the real property set forth on Schedule II hereto, Borrower agrees to apply such sale proceeds to pay the Indebtedness set forth on Schedule III hereto. Notwithstanding the foregoing, unless and until such real property set forth on Schedule II hereto is sold, Borrower shall not further encumber the real property set forth on Schedule II hereto.

            4.14 5 Star Builders of West Palm Beach, Inc. Borrower and Excalibur jointly and severally agree to pay any and all amounts owed to 5 Star Builders of West Palm Beach, Inc. ("5 Star") payable to 5 Star as of the date hereof in connection with work performed on the Additional Collateral on or before December 31, 2001.

            4.15 Additional Representations and Agreements with Respect to Excalibur.

                  (i) it is duly organized, validly existing and in good standing under the laws of the State of Florida, with full power and authority (corporate and other) to own, lease, mortgage, pledge or otherwise encumber, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

                  (ii) Borrower and Ginny Bond Donahue, the wife of Borrower, represent the only members of Excalibur.

                  (iii) Borrower and Excalibur have delivered true and accurate copies of all documentation relating to the formation and governance of Excalibur and the good standing thereof.

                  (iv) Excalibur has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could materially and adversely affect the business, properties, or financial condition of Excalibur. Excalibur is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

                  (v) No representation or warranty of Excalibur, contained in this Agreement, or any other Operative Document contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no material fact known to Excalibur that has had or will have a material adverse effect and that has not been disclosed herein or in such other Operative Document.

                  (vi) Excalibur has good and marketable title to the Additional Collateral.

                  (vii) Excalibur (both before and after giving effect to the transactions contemplated by this Amendment) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute


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and matured) and currently Excalibur has no information that would lead it to reasonably conclude that it would not have the ability to, nor does it intend to take any action that would impair its ability to, pay its debts from time to time incurred in connection therewith as such debts mature.

                  (viii) In no event shall Excalibur generate negative cash flows in excess of U.S. $100,000 for the 2001 fiscal year. For any fiscal year thereafter for so long as the Loan or Expense Reimbursement is outstanding, Excalibur shall continue to operate on a "cash flow positive" or "cash flow neutral" basis. In the event Excalibur is unable to maintain such a cash flow position, as demonstrated on any financial statements prepared and delivered to Lender in connection with Section 4.11, Excalibur agrees to allow Lender to take any and all action (including without limitation commencing a possible sale of the Additional Collateral) necessary to prevent the "cash flow negative" operation of Excalibur; provided, however, that Borrower shall under no circumstances provide additional personal funds to maintain Excalibur's "cash flow positive" or "cash flow neutral" position without Lender's consent.

                  (ix) Except for agreements explicitly contemplated by this Amendment or purchase, sale or other agreements entered into in the ordinary course of business, there are no agreements, understandings, instruments, contracts or proposed transactions to which Excalibur or any of its subsidiaries is a party or by which it is bound that involve obligations (contingent or otherwise) of or payments to Excalibur in excess of $50,000. Excalibur has not incurred any Indebtedness for money borrowed or incurred any other liabilities in excess of $50,000 or sold, exchanged or otherwise disposed of any of its assets or rights.

            5. Representations and Agreements of Ginny Bond Donahue. With respect solely to the matters set forth in this Section 5, Ginny Bond Donahue represents to Lender as follows, and Ginny Bond Donahue agrees that the following representations will continue to be true, and that Ginny Bond Donahue will comply with all of the following agreements throughout the term of this
Amendment:

            5.1 Ginny Bond Donahue acknowledges that she benefited from the Loan and wishes to become a party to this Amendment solely with respect to this
Section 5.

            5.2 Ginny Bond Donahue and Borrower are the only members of Excalibur.

            5.3 Ginny Bond Donahue will not further encumber the real property set forth on Schedule II hereto.

            5.4 Ginny Bond Donahue will apply the proceeds from the sale of the real property set forth on Schedule II hereto toward extinguishing the Indebtedness set forth on Schedule III hereto as contemplated in Section 4.13.

            5.5 Except as contemplated in this Amendment, Ginny Bond Donahue will not further encumber her interest in the Additional Collateral.


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            5.6 In no event shall Ginny Bond Donahue's liability extend beyond her membership interest in Excalibur.

            6. No Call on Demand Note; Prepayment Obligations. Except as set forth in this Section 6, or unless an Event of Default has occurred, the Lender will not demand payment under the Loan or the Expense Reimbursement until October 11, 2003; which date shall be accelerated to October 11, 2001 if on or before July 31, 2001, InterWorld Corporation does not commence a rights offering transaction with existing holders of its common stock and consummate the related conversion transaction with Lender. Notwithstanding the foregoing, and only for so long as any balance shall remain outstanding on the Loan or the Expense Reimbursement, Borrower shall be required to make the following payments under the Loan and, upon payment in full of the Loan as provided herein, shall be required to make the following payments under the Expense Reimbursement in order to reduce any outstanding balance remaining under the Loan and the Expense
Reimbursement: (a) Upon the sale of any of the Stock Collateral (which sale or sales the Borrower may effectuate at his sole discretion), all Net Proceeds (defined below) shall be paid to Lender (b) Upon the sale of any of the Additional Collateral, all Net Proceeds shall be paid to Lender. Commencing December 31, 2001 the Borrower shall make principal payments of at least $500,000 on or before the date of each Interest Payment Date commencing December 31, 2001. If for any period of ten (10) consecutive trading days the closing price of the Stock Collateral is greater than $20.00 (subject to adjustment for stock splits, stock dividends or the like), then the Borrower shall make principal payments of $4,000,000 on or before the date of each Interest Payment Date thereafter. "Net Proceeds" shall mean the gross amount received from such sale less any amount applied to the repayment of the mortgage specified in
Section 4.12 less any sales commissions less any income taxes applicable to such sales.

            7. Call Agreement. As consideration for the purchase of the Loan and the forbearance described herein, Borrower has entered into the Call Agreement with the Lender attached hereto as Exhibit A.

            8. Voting. For so long as the Loan or the Expense Reimbursement shall be outstanding, Borrower agrees that due to the highly leveraged nature of the Loan and the Expense Reimbursement, prior to any vote of the stockholders of Interworld Corporation he shall consult with Lender and obtain Lender's view with respect to such vote. In the event the Board of Directors of InterWorld Corporation approves a merger transaction with Lender, Borrower will execute an appropriate voting agreement pursuant to which he will agree to vote his stock in favor of such merger transaction.

            9. Events of Default

            9.1 Events of Default and Remedies. The occurrence of any of the following events shall constitute an "Event of Default" under this Amendment:
(a) any material representation, statement, report or certificate given to Lender by Borrower, Ginny Bond Donahue or Excalibur, as the case may be, now or in the future, is untrue or misleading in a material respect; or (b) Borrower, Ginny Bond Donahue or Excalibur fail to comply with any of the agreements or


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covenants herein provided; or (c) Borrower fails to comply with the payments due under Section 2 above; or (d) Borrower fails to pay when due any Loan, Expense Reimbursement or any interest thereon or any other monetary Obligation; or (e) appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against Borrower or Excalibur, as the case may be, under any reorganization, bankruptcy, insolvency, law or statute of any jurisdiction, now or in the future in effect; or (f) Borrower leaves his position with InterWorld Corporation for any reason; or (g) for any period of ten (10) consecutive trading days the closing price of the Stock Collateral is less than $2.00 (subject to adjustment for stock splits, stock dividends or the like); or
(h) Borrower fails to vote his shares of the Stock Collateral in compliance with
Section 8 herein; or (i) Borrower and Excalibur jointly and severally fail to extinguish the Indebtedness set forth on Schedule III hereto or any amounts payable to 5 Star as provided in Section 4.14 on or before December 31, 2001. If an Event of Default occurs, Lender, shall have the right to accelerate and declare all of the Obligations to be immediately due and payable and exercise all rights and remedies recorded by applicable law, except in the case of (g) wherein no acceleration may be made until the expiration of a ten (10) Business Day grace period, and except further in the case of (a) or (d) Lender must give Borrower or Excalibur, as the case may be, written notice of any such Event of Default whereupon Borrower or Excalibur, as the case may be, shall have ten (10) Business Days to cure such Event of Default.

            9.2 Rights of Lender upon Default. Upon the occurrence or existence of any Event of Default for which notice has been provided and no timely cure made, and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to Borrower or Excalibur, as the case may be, declare all outstanding Obligations payable by Borrower or Excalibur, as the case may be, hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Operative Documents to the contrary notwithstanding. Upon the occurrence or existence of any uncured Event of Default described in Section 9.1, immediately and without further notice, all outstanding Obligations payable by Borrower or Excalibur, as the case may be, hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Operative Documents to the contrary notwithstanding.

            9.3 Rights Regarding Collateral. Borrower and Excalibur, as the case may be, agree that when any uncured Event of Default has occurred and is continuing after any applicable cure or grace period, Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limiting the foregoing, Lender may exercise any one or more or all, and in any order, of the remedies herein set forth, including the following: (a) Lender, personally or by agents or attorneys, shall have the right (subject to compliance with any applicable mandatory legal requirements) to require Borrower or Excalibur, as the case may be, to assemble the Collateral and make it available to Lender at a place to be designated by Lender located within the State of New York, or to take immediate possession of the Collateral, or any portion thereof, and for that purpose may pursue the same wherever it may be found, and may enter any premises of Borrower or Excalibur, as the case may be, with or without notice, demand, process of law or legal procedure, to the extent permitted by applicable law, and search for, take possession of, remove, keep and store the same, or use and operate or lease the same until sold; (b) Lender may, if at the time such action may be lawful and always subject to compliance with any mandatory legal requirements, either with or without taking possession and either before or after taking possession, without instituting any legal proceedings whatsoever, having first given notice of such sale by registered or certified mail to Borrower or Excalibur, as the case may be, once at least ten (10) days prior to the date of such sale, and having first given any other notice which may be required by law, sell and dispose of the Collateral, or any part thereof, at a private sale or at public auction, to the highest bidder, in one lot as an entirety or in separate lots, and either for cash or on credit and on such terms as Lender may determine, and at any place (whether or not it be the location of the Collateral or any part thereof) designated in the notice referred to above. To the extent permitted by applicable law, any such sale or sales may be adjourned from time to time by announcement at the time and place appointed for such sale or sales, or for any such adjourned sale or sales, without further published notice, and Borrower, Excalibur, Lender or the holder or holders of the Loan or Expense Reimbursement, or of any interest therein, may bid and become the purchaser at any such sale; and (c) Lender may proceed to protect and enforce this Amendment and the other Operative Documents by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement herein contained or in execution or aid of any power herein granted; or for foreclosure hereunder, or for the appointment of a receiver or receivers for any real property security or any part thereof, or for the recovery of judgment for the Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

            9.4 Waiver by Borrower and Excalibur. Upon the occurrence of an uncured Event of Default, to the extent permitted by law, Borrower and Excalibur each covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower or Excalibur, as the case may be, acquiring any interest in or title to the Additional Collateral or any part thereof subsequent to the date of this Amendment, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.

            9.5 Effect of Sale. Any sale, whether under any power of sale available to Lender or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower or Excalibur, as the case may be, in and to the property sold, and shall be a perpetual bar, both at law and in equity, against Borrower or

Excalibur, as the case may be, their respective successors and assigns, and against any and all persons claiming the property sold or any part thereof under, by or through Borrower or Excalibur, as the case may be, their respective successors or assigns.

            9.6 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender at the time of, or received by Lender after, the occurrence of an uncured Event of Default hereunder) shall be paid to and applied as follows: (a) First, to the payment of reasonable costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys' fees, incurred or made hereunder by Lender; (b) Second, to the payment to Lender of the amount then owing or unpaid on the Loan or the Expense Reimbursement, and in case such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loan or the Expense Reimbursement, then first, to the unpaid interest thereon, and second, to unpaid principal thereof; such application to be made upon presentation of the Loan or the Expense Reimbursement, and the notation thereon of the payment, if partially paid, or the surrender and cancellation thereof, if fully paid; (c) Third, to the payment of other amounts then payable to Lender under any of the Operative Documents; and (d) Fourth, to the payment of the surplus, if any, to Borrower or Excalibur, as the case may be, their respective successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

            9.7 Reinstatement of Rights. If Lender shall have proceeded to enforce any right under this Amendment or any other Operative Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the property subject to the security interest created under this Amendment.

            10. Preservation of Collateral by Lender. Should Borrower or Excalibur, as the case may be, fail or refuse to make any payment, perform or observe any other covenant, condition or obligation, or take any other action which Borrower or Excalibur, as the case may be, is obligated under any Operative Document to make, perform, observe, take or do at the time or in the manner provided in any Operative Document, then at Lender's sole and absolute discretion, without notice to or demand upon Borrower or Excalibur, as the case may be, and without releasing Borrower or Excalibur, as the case may be, from any obligation, covenant or condition in any Operative Document, Lender may make, perform, observe, take or do the same in such manner and to such extent as Lender may deem necessary to protect its security interest in or the value of the Collateral, and Borrower or Excalibur, as the case may be, shall be liable to Lender for all costs and expenses incurred by Lender in connection therewith.

            11. Miscellaneous.

            11.1 Modifications, Amendments or Waivers. The provisions of any Operative Document may be modified, amended or waived only by a written instrument signed by the parties thereto.

            11.2 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure of Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of Lender are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Lender of any breach or default under this Amendment or any such waiver of any provision or condition of this Amendment must be in writing and shall be effective only in the specified instance and to the extent specifically set forth in such writing.

            11.3 Expenses; Indemnification. Borrower and Excalibur, jointly and severally, agree upon demand to pay or reimburse Lender for all liabilities, Obligations and out-of-pocket expenses, including reasonable fees and expenses of counsel for Lender, from time to time arising in connection with the enforcement or collection of sums due under the Operative Documents. Borrower and Excalibur shall jointly and severally indemnify, reimburse and hold Lender and its permitted assigns, each of Lender's or its permitted assigns' partners, and each of their respective successors, assigns, agents, officers, directors, shareholders, servants, agents and employees harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such indemnified party in connection therewith (including reasonable attorneys' fees and expenses), fines, penalties (and other charges of applicable governmental authorities), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower's or Excalibur's property), or bodily injury to or death of any person (including any agent or employee of Borrower or Excalibur) (each, a "Claim"), directly or indirectly relating to or arising out of the use of the proceeds of the Loan, including acquisition, use, ownership, operation, possession, control, storage, return or condition of any item of equipment constituting Collateral (regardless of whether such item of Equipment is at the time in the possession of Borrower), the falsity of any representation or warranty of Borrower or Excalibur, as the case may be, or Borrower's or Excalibur's, as the case may be, failure to comply with the terms of this Amendment or any other Operative Document during the Term. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment constituting Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any hazardous materials from any item of equipment financed by the Loan or constituting Collateral, including any Claims asserted or arising under any environmental law, or (iv) any Claim for negligence or strict or absolute liability in tort; provided, however, that neither Borrower nor Excalibur shall indemnify Lender for any liability incurred by Lender as a direct and sole result of Lender's gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Amendment. Upon Lender's written demand, Borrower and Excalibur, as the case may be, shall jointly and severally assume and diligently conduct, at their sole cost and expense, the entire defense of Lender and its permitted assigns, each of Lender's or its permitted assigns' partners, and each of their respective successors, assigns, agents, officers, directors, shareholders, servants, agents and employees against any indemnified Claim described in this Section 11.3. Neither Borrower nor Excalibur shall settle or compromise any Claim against or involving Lender without first obtaining Lender's written consent thereto, which consent shall not be unreasonably withheld.

            NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AMENDMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

            11.4 Notices; Payments. All notices and other communications given to or made upon any party hereto in connection with this Amendment shall be in writing (including telexed, telecopied or telegraphic communication) and mailed (by certified or registered mail), telexed, telegraphed, telecopied or delivered to the respective parties, as follows: Borrower: 395 Hudson Street, 6th Floor, New York, New York 10014, with a copy to Barnett, Bolt, Kirkwood & Long, P.A., 601 Bayshore Boulevard, Suite 700, P.O. Box 3287, Tampa, Florida 33601,
Attention: Peter Kirkwood; Lender c/o J Net Venture Partners, LLC: 680 Fifth Avenue, 11th Floor, New York, New York 10019, Attention: Keith Meister, with a copy to Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166,
Attention: Alan I. Annex, Esq. or in accordance with any subsequent written direction from either party to the other. All such notices and other communications shall, except as otherwise expressly herein provided, be effective when received; or in the case of delivery by messenger or overnight delivery service, when left at the appropriate address.

            11.5 Severability. If any provision of any Operative Document is held invalid or unenforceable to any extent or in any application, the remainder of such Operative Document and all other Operative Documents, or the application of such provision to different Persons or circumstances or in different jurisdictions, shall not be affected thereby.

            11.6 Survival. All representations, warranties, covenants and agreements of Borrower and Excalibur contained herein or made in writing in connection herewith shall survive the execution and delivery of the Operative Documents and the granting of security.

            11.7 Governing Law. This Amendment, the other Operative Documents and the rights and obligations of the parties hereto and thereto together with matters arising in connection therewith, shall be governed by and construed and enforced in accordance with the laws of the

State of New York. Any action to enforce this Amendment against Borrower or Excalibur, as the case may be, may be brought in New York or, with regard to Collateral, may also be brought wherever such Collateral is located.

            11.8 Successors and Assigns. This Amendment and the other Operative Documents shall be binding upon and inure to the benefit of Lender, all future holders of the Loan or the Expense Reimbursement, Borrower, Excalibur and their respective successors and permitted assigns, except that Borrower and Excalibur may not assign or transfer their respective rights hereunder or thereunder or any interest herein or therein without the prior written consent of Lender.

            11.9 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

            11.10 Further Assurances. Borrower and Excalibur will, at their own expense, from time to time do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, transfers and assurances, and all financing and continuation statements and similar notices, reasonably necessary or proper for the perfection of the security interest being herein provided for in the Collateral, whether now owned or hereafter acquired.

            11.11 Power of Attorney in Respect of the Collateral. Borrower and Excalibur each does hereby irrevocably appoint Lender (which appointment is coupled with an interest), the true and lawful attorney-in-fact of Borrower or Excalibur, as the case may be, with full power of substitution, for it and in its name (a) to perform (but Lender shall not be obligated to and shall incur no liability to Borrower or Excalibur, as the case may be, or any third party for failure to perform) any act which Borrower or Excalibur, as the case may be, is obligated by this Amendment to perform, (b) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 3.1 with full power to settle, adjust or compromise any claim thereunder as fully as if Lender were Borrower or Excalibur, as the case may be, itself, (c) to receive payment of and to endorse the name of Borrower to any items of Additional Collateral (including checks, drafts and other orders for the payment of money) that come into Lender's possession or under Lender's control, (d) to make all demands, consents and waivers, or take any other action with respect to, the Additional Collateral, (e) in Lender's discretion, to file any claim or take any other action or institute proceedings, either in its own name or in the name of Borrower or Excalibur, as the case may be, or otherwise, which Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lender in and to the Additional Collateral, and (f) to otherwise act with respect thereto as though Lender were the outright owner of the Additional Collateral; provided, however, that the power of attorney herein granted shall be exercisable only upon the occurrence and during the continuation of an Event of Default unless in Lender's reasonable opinion immediate action is necessary to preserve or protect the Additional Collateral. Borrower and Excalibur, jointly and severally, agree to reimburse Lender upon demand for all reasonable costs and expenses, including attorneys' fees and expenses, which Lender may incur while acting as Borrower' or Excalibur's, as the case may be, attorney in fact hereunder, all of which costs and expenses are included within the Obligations.

            11.12 Entire Agreement. This Amendment and each of the other Operative Documents, taken together, constitute and contain the entire agreement of Borrower, Excalibur and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

            Borrower:

            _________________________________
                 MICHAEL J. DONAHUE


            EXCALIBUR POLO FARM, L.L.C.

            By:______________________________
               Name: Michael J. Donahue
               Title: Member

            By:______________________________
              Name: Ginny Bond Donahue
              Title: Member


            Lender:

            J NET VENTURES I LLC

            By:______________________________
               Name:
               Title:

             With respect solely to the matters set forth in Section 5 hereof:


            _________________________________
                   GINNY BOND DONAHUE

                                   SCHEDULE I

            Farm

                  13659 South 52nd Place
                  Wellington, FL 33414

                                   SCHEDULE II

            Home (Sold March 2001)

                  1000 North Lake Way
                  Palm Beach, FL 33480

            Primary Residence

                  [          ]

                                  SCHEDULE III

            1999 Tax
                  $2 million (Extinguished March 2001)

            2000 Tax
                  $1 million

            5 million   - Bank of America (Extinguished March 2001)

            2.8 million - Citibank (Extinguished March 2001)

            Additional Indebtedness

            $220,000    Executive Jet


                                       21